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                                                                     EXHIBIT 5.1

          [LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN APPEARS HERE]


                                 May 28, 1999


Matrix Bancorp Capital Trust I
Matrix Bancorp, Inc.
1380 Lawrence Street, Suite 1400
Denver, CO 80204

Ladies and Gentlemen:

        We have acted as counsel to Matrix Bancorp, Inc. (the "Company") in connection with the preparation and filing by the Company and Matrix Bancorp Capital Trust I (the "Trust") of a registration statement (the "Registration Statement") on Form S-1 under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale of certain of the Trust's Preferred Securities (liquidation amount $25 per Preferred Security) (the "Preferred Securities") and certain of the Company's Junior Subordinated Debentures (the "Debentures") and the related Preferred Securities Guarantee Agreement by and between the Company and State Street Bank and Trust Company, as trustee (the "Guarantee"). In connection therewith, you have requested our opinion as to certain matters referred to below.

        In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Company in connection with the registration of the Debentures and the Guarantee. We have examined originals or certified copies of other documents, including the Registration Statement and the amendment thereto, as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that when the Debentures are issued and the Guarantee executed and delivered, the Company will have obtained any required regulatory approvals. Our opinion is limited to the law of the State of Colorado and the Federal law of the United States, and we do not express any opinion herein concerning any other law.

        Based upon and subject to the foregoing, we are of the opinion that, when issued (with respect to the Debentures), or executed and delivered (with respect to the Guarantee), as set forth in the Registration Statement, the Debentures and the Guarantee will be the valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or
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          [LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN APPEARS HERE]


Matrix Bancorp Capital Trust I
Matrix Bancorp, Inc.
May 28, 1999
Page 2


similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of unitary thrifty holding companies, the accounts of whose subsidiaries are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

        We consent to the references to this opinion and to Blackwell Sanders Peper Martin LLP in the Prospectus included as part of the Registration Statement under the caption "Validity of Securities," and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Blackwell Sanders Peper Martin LLP
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